Credit And Security Agreement

Dated as of June 23, 2011

Between

Cole Taylor Bank

The Lender,

MENDOCINO BREWING COMPANY, INC.

and

RELETA BREWING COMPANY LLC

The Borrowers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits

A	ADVANCE REQUEST FORM
B	FORM OF COMPLIANCE CERTIFICATE
C	FORM OF GRANT OF SECURITY INTEREST IN TRADEMARKS AND PATENTS
D	FORM OF GRANT OF SECURITY INTEREST IN COPYRIGHTS

Schedules

1.01-A	APPLICABLE MARGINS
1.01-B	ACCOUNT CONCENTRATION EXCEPTIONS
1.01-C	EXISTING LIENS
5.01	COMMERCIAL TORT CLAIMS
9.02	LOCATIONS; BANK ACCOUNTS
9.06	ORGANIZATION INFORMATION
9.07	LITIGATION
9.09	AFFILIATE TRANSACTIONS
9.10	NAMES & TRADE NAMES
9.14	EXISTING INDEBTEDNESS
9.16	PARENT, SUBSIDIARIES & AFFILIATES
9.19	INTELLECTUAL PROPERTY
14.01-A	CLOSING DELIVERY LIST
14.01-B	SOURCES AND USES
16.02	CERTAIN ADDRESSES FOR NOTICES

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 23rd day of June, 2011, by and between COLE TAYLOR BANK, an Illinois banking corporation (“Lender”), and MENDOCINO BREWING COMPANY, INC., a California corporation (“MBC”) and  RELETA BREWING COMPANY LLC, a Delaware limited liability company (“RBC”; RBC and MBC are also collectively referred to as “Borrowers” and individually as “Borrower”).

WITNESSETH:

A.          Borrowers may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

B.           In consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

1.           DEFINITIONS

1.01      Certain Defined Terms.  Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section 1.01:

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Uniform Commercial Code.

“Affiliate” means any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a Borrower, (b) which beneficially owns or holds twenty five percent (25%) or more of the voting control or equity interests of a Borrower, or (c) twenty five percent (25%) or more of the voting control or equity interests of which is beneficially owned or held by a Borrower.

“Applicable Margin” means, at any time, the applicable percentage per annum (expressed in basis points) set forth on Schedule 1.01-A.

“Availability” means, at any time, the amount, if any, by which the Borrowing Base of such Borrower exceeds the sum of (a) the outstanding principal balance of the Revolving Loans; plus (b) the Letter of Credit Obligations of such Borrower.

“Availability Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Lender, in its sole discretion, establishes from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which, individually or in the aggregate, materially affect the assets, business or prospects of a Borrower, or the Collateral or its value, or the enforceability, perfection or priority of Lender’s Lien in the Collateral, (b) to reflect Lender’s reasonable judgment that any collateral report or financial information relating to a Borrower and furnished to Lender may be incomplete, inaccurate or misleading in any material respect, (c) a reserve in the aggregate amount of liabilities secured by any federal and/or state agriculture Lien or trust upon any Inventory or Account in favor of any of Borrowers’ suppliers that are senior to Lender’s Liens, or (d) in respect of any state of facts which does or would with notice or passage of time or both, constitute an Event of Default.

“Bank Products” means any service or facility extended to a Borrower by Lender or any affiliate of Lender including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) letters of credit, or (h) Hedging Agreements.

“Blocked Account” means an account established by a Borrower in Lender’s name maintained with Lender or with another financial institution acceptable to Lender.

“Borrowing Base” means, at any time, with respect to each Borrower:

Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)           eighty-five percent (85%) of such Borrower’s Eligible Accounts; plus

(ii)          the lesser of (A) sixty percent (60%) of the lower of cost or market value of such Borrower’s Eligible Finished Goods And Raw Material Inventory, or (B) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000); plus

(iii)         the lesser of (A) forty percent (40%) of Eligible Work-In-Progress Inventory, or (B) Two Hundred Fifty Thousand and No/100 Dollars ($250,000); minus

(iv)         the Hedging Obligation Reserve; less

(v)          the Availability Reserve.

“Borrowing Base Certificate” means a certificate, in form and substance acceptable to Lender setting forth the Borrowing Base and the component calculations thereof.

“Business Day” means any day other than a Saturday, a Sunday or (a) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (b) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

“Capital Expenditure Loans” shall have the meaning specified in Section 2.05 hereof.

“Capital Expenditures” means with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and their Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries.

“Change of Control” means the occurrence of any of the following events:

(a)           Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), who is not an Owner on the date of this Agreement or an entity which is owned 80% or more by United Breweries of America, Inc. or its direct or indirect corporate parents, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the voting power of all classes of Owners of each Borrower.

(b)  Yashpal Singh shall cease to actively manage each Borrower's day to day business activities, unless Lender, in its Permitted Discretion, finds Mr. Singh's replacement to be acceptable.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, all as in effect from time to time.

“Collateral” means all of the property of each Borrower described in Section 5 hereof, together with all other real or personal property of any Loan Party or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Obligations.

“Controlled Group” means a controlled group of corporations as defined in 26 U.S.C. § 1563.

“Default Rate” means an interest rate equal to two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder.

“Dilution” means, with respect to any period, the percentage obtained by dividing (a) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of Borrowers for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrowers for such period, as determined by Lender in its sole discretion by (b) gross invoiced sales of Borrowers for such period.

 “Dilution Amount” means the Dilution Percentage of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ businesses) of Borrowers’ Accounts.

“Dilution Percentage” means one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Lender in good faith based on the results of the most recent twelve (12) month period for which Lender has conducted a field audit of Borrowers) exceeds five percent (5%).

“EBITDA” means, for any period, the sum of Borrowers’ and their Subsidiaries’: (a) net income after taxes for such period (excluding extraordinary gains or losses); plus (b) Interest Expense for such period; plus (c) income tax expense for such period; plus (d) depreciation and amortization for such period; plus or minus (e) any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.

“Eligible Account” means all Accounts owing to a Borrower which are acceptable to Lender, in its Permitted Discretion, for lending purposes, net of any discounts, credits, or allowances and net of the Dilution Amount, but excluding any Account having any of the following characteristics:

(a)           Accounts which remain unpaid for more than sixty (60) days from due date not to exceed ninety (90) days after their invoice date;

(b)           Accounts owing by a single Account Debtor, including a currently scheduled Account, if twenty-five percent (25%) of the balance owing by said Account Debtor is ineligible as a result of clause (a) above;

(c)           Accounts which are not due and payable within thirty (30) days after their invoice dates;

(d)           Accounts with respect to which the Account Debtor is a director, officer, employee or agent of a Borrower or is a Parent, a Subsidiary or an Affiliate of a Borrower;

(e)           Accounts with respect to which payment by the Account Debtor is or becomes conditional upon the Account Debtor’s approval of the Goods or services, or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold (unless the Account Debtor has executed a setoff waiver in form and substance acceptable to Lender), guaranteed sale, sale on approval, sale or return or consignment basis;

(f)           Accounts which are owed by an Account Debtor which (1) does not maintain its chief executive office in the United States of America or Canada, or (2) is not organized under applicable law of the United States of America or any state of the United States of America or the applicable law of Canada unless, in either case, such Account is either backed by a letter of credit reasonably acceptable to Lender which is in the possession of, has been assigned to and is directly drawable by Lender, or insured pursuant to a credit insurance policy reasonably acceptable to Lender and such insurance has been assigned to Lender;

(g)           Accounts with respect to which the Account Debtor is (1) the United States of America or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment of such Accounts to Lender in accordance with the Assignment of Claims Act of 1940, as amended, or (2) any country other than the United States of America or any department, agency or instrumentality thereof; provided that Eligible Accounts shall include accounts with respect to which the Account Debtor is a Canadian provincial Liquor Board if otherwise so qualified;

(h)           The face amount of any Accounts with respect to which a Borrower is or may become liable to the Account Debtor for Goods sold or services rendered by such Account Debtor to a Borrower, but only to the extent of the maximum aggregate amount of Borrowers’ liability to such Account Debtor;

(i)            Accounts with respect to which (1) the Goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor, or (2) the services performed have not been completed and accepted as satisfactory by the Account Debtor;

(j)            Accounts which are not invoiced, dated as of such date and sent to the Account Debtor concurrently with the shipment and delivery to and acceptance by said Account Debtor of the goods or the performance of the services giving rise thereto;

(k)           Accounts with respect to which possession or control of the goods sold is held, maintained or retained by a Borrower, or by any agent or custodian of a Borrower, for the account of or subject to further or future direction from the Account Debtor;

(l)            Accounts which are owing by any Account Debtor involved as a debtor in any bankruptcy or other state or federal insolvency proceeding, whether voluntary or involuntary;

(m)          Accounts which arise in any manner other than the sale of inventory or services in the ordinary course of such Borrower’s business;

(n)           Accounts with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (i) receive a certificate of authority to do business and be in good standing in such state, or (ii) file a notice of business activities report or similar report with such state’s taxing authority, unless (A) such Borrower has taken one of the actions described in clauses (i) or (ii), (B) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by such Borrower at its election, or (C) such Borrower has proven, to Lender’s reasonable satisfaction, that it is exempt from any such requirements under any such state’s laws;

(o)           All or any portion of an Account to the extent there exists or the Account Debtor has asserted a counterclaim or dispute or is otherwise subject to a contra claim; provided, however, if the amount of such counterclaim, dispute or such contra claim is equal or greater than twenty-five percent (25%) of the total Account owing from such Account to such Borrower, then the full amount of such Account shall be deemed in an ineligible;

(p)          All or any portion of an Account to the extent there exists or the Account Debtor has asserted credits or which is otherwise subject to any accrued rebate, debit memo or chargebacks;

(q)          Accounts for any Account Debtor which exceed a credit limit established by Lender for such Account Debtor, but only to the extent of such excess;

(r)           Accounts as to which any material covenant, representation or warranty with respect to such Account has been materially breached;

(s)          Accounts which are not subject to a first priority lien in favor of Lender;

(t)           Accounts for which the Account Debtor has paid a deposit to such Borrower, but only to the extent of such deposit;

(u)          Accounts for which such Borrower has failed to deliver to Lender such documents as Lender may have requested pursuant to Section 7.01 hereof;

(v)           Accounts which, when added to a particular Account Debtor’s other indebtedness to such Borrower, exceeds twenty percent (20%), or the applicable limit set forth on Schedule 1.01-B, of all Accounts of such Borrower (except that Accounts excluded from Eligible Accounts solely by reason of this clause (v) shall be Eligible Accounts to the extent of such credit limit);

(w)          Accounts which are (i) paid by an Account Debtor via credit card and (ii) as a result are payable via credit card processor or due from an issuer or payment processor of a credit card;

(x)           Accounts which are payable via cash on delivery; and

(y)           Accounts as to which Lender, at any time or times hereafter, determines in good faith that the prospect of payment or performance by the Account Debtor is or will be impaired.

“Eligible Finished Goods And Raw Material Inventory” means that portion of Eligible Inventory consisting, in Lender's Permitted Discretion, collectively, of (i) finished goods consisting of products either in bottles or kegs, owned by Borrowers and labeled as Borrowers' products and (ii) raw materials owned by Borrowers.

“Eligible Inventory” means Inventory of a Borrower which is acceptable to Lender, in its Permitted Discretion, for lending purposes.  Without limiting Lender’s discretion, Lender shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(a)           it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(b)           it is located on one of the premises listed on Schedule 9.02 (or other locations of which Lender has been advised in writing pursuant to Section 10.02(a) hereof), such locations are within the United States and is not in transit;

(c)           if held for sale or lease or furnishing under contracts of service, it is (except as Lender may otherwise consent in writing) new and unused and free from defects which would, in Lender’s sole determination determined in good faith, affect its market value;

(d)           it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Lender has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Lender shall require;

(e)           Lender has determined in good faith, in accordance with Lender’s customary business practices, that it is not unacceptable due to age, type, category, quality, or quantity;

(f)           it is not slow-moving Inventory, or obsolete Inventory;

(g)          it is not Inventory manufactured by a Borrower pursuant to a license unless the applicable licensor has executed a written agreement, in form and substance reasonably acceptable to Lender, permitting Lender to exercise Lender’s rights and remedies against such inventory;

(h)          it is not non-bottle packaging or labels, supplies, samples, waste or scrap, overruns or returned goods; and

(i)           it is not Inventory (i) with respect to which any of the representations and warranties contained in this Agreement is untrue in any material respect; or (ii) which violates any of the covenants of such Borrower contained in this Agreement.

“Eligible Work-In Process Inventory” means that portion of Eligible Inventory consisting, in Lender's Permitted Discretion, of work-in-progress Inventory.

“Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses and the fees, costs and expenses described in Section 4.05(g) (Costs and Expenses)) of any nature whatsoever paid or incurred by or on behalf of Lender in connection with (a) any or all of the Obligations, this Agreement and/or any of the other Loan Documents, (b) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, this Agreement or any of the other Loan Documents, including, without limitation, those costs and expenses more specifically enumerated in this Agreement and the other Loan Documents, and further including, without limitation, amounts paid to lessors, processors, bailees, warehousemen, sureties, judgment creditors and others in possession of or with a Lien against or claimed against the Collateral, and (c) the monitoring, administration, processing and/or servicing of any or all of the Obligations, the Loan Documents, and/or the Collateral.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower’s business or facilities owned or operated by a Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of a Borrower’s Controlled Group, or under common control with a Borrower, within the meaning of Section 414 of the Code.

“Event of Default” shall have the meaning specified in Section 13.01 hereof.

“Excess Availability” means, as of any date of determination by Lender, the result of (a) the lesser of (i) the aggregate Borrowing Bases of Borrowers and (ii) the Maximum Revolving Loan Limit, less (b) the  sum of the outstanding Revolving Loans  and outstanding Letter of Credit Obligations as of the close of business on such date. For purposes of calculating Excess Availability for Section 14.01(d) only, all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof as the date of this Agreement will be treated as additional Revolving Loans outstanding on such date.

“Excess Cash Flow” means for each of Borrowers’ Fiscal Years, Borrowers’ EBITDA for such period, minus Borrowers’ taxes during such period and any distributions to its Owners in respect of taxes for such period, minus non-PIK interest payable during such period, minus actual principal payments made with respect to long term debt during such period, minus all unfinanced Capital Expenditures by Borrower during such period, minus all capital lease payments during such period, minus transaction fees and costs (including attorneys’ fees) arising out of the closing of this Agreement and the transactions contemplated herein during such period.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers or any Guarantor hereunder or under any other Loan Document, any taxes on or measured by overall net income (however denominated), franchise taxes (in lieu of net income taxes) and branch profits taxes, in each case imposed on it by any United States jurisdiction (or any political subdivision thereof), including the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable Lending Office is located.

“Facility Amount” means, at any time, the sum of (a) the Maximum Revolving Loan Limit, plus (b) the outstanding principal balance of the Term Loans.

“Fiscal Year” means each twelve (12) month accounting period of Borrowers, which ends on December 31 of each year.

“Fixed Charge Coverage” means, as of any date of determination, the ratio of: (a) the sum for such period of (without duplication): (i) EBITDA; minus (ii) Capital Expenditures not financed hereunder or otherwise financed by borrowed money made by Borrowers and their Subsidiaries; minus (iii) all payments in cash for taxes made by Borrowers and their Subsidiaries; minus (iv) cash dividends paid or accrued and cash withdrawals paid or accrued to Owners or other Affiliates by Borrowers and their Subsidiaries, to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, current principal maturities of the Term Loans, long term debt and capitalized leases paid or scheduled to be paid during such period, plus any prepayments on indebtedness owed to any Person (except trade payables and Revolving Loans) and paid during such period, plus interest paid or scheduled to be paid during such period, all on a consolidated basis for Borrowers and their Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person now or in the future who agrees to guaranty the Obligations.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.  The amount of any Person’s obligations in respect of any Hedging Obligation shall be deemed to be the incremental obligations that would be reflected in the financial statements of such Person in accordance with GAAP.

“Hedging Obligation Reserve” means, as of any date of determination, such amounts as the Lender may from time to time establish and adjust to reduce availability under the Borrowing Base to reflect Borrowers’ Hedging Obligations.

“Indebtedness” of a Person means at any time the sum at such time of (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) lease indebtedness, liabilities and other obligations of such Person with respect to capital leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (f) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (g) any obligation of such Person or a commonly controlled entity to a multi-employer plan; and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP consistently applied.

“Indemnified Party” shall have the meaning specified in Section 16.01 hereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Expense” means, for any period, for Borrowers and their Subsidiaries, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets during such period, plus (b) all payments made under interest rate Hedging Agreements during such period to the extent not included in clause (a) of this definition, minus (c) all payments received under interest rate Hedging Agreements during such period, plus (d) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP, all on a consolidated basis.

“Interest Period” means any continuous period of one (1), two (2), three (3) months or six (6) months, as selected from time to time by a Borrower by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable) given to Lender not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that:  (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the Maturity Date; and (C) if for any reason a Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lending Office” means the office or offices of Lender described on Schedule 15.02, or such other office or offices as Lender may from time to time notify Borrowers.

“Letter of Credit” means any Letter of Credit issued on behalf of a Borrower in accordance with this Agreement.

“Letter of Credit Fee Amount” means N/A percent (N/A %) per month on the aggregate undrawn face amount of all Letters of Credit outstanding.

“Letter of Credit Obligations” means, as of any date of determination, the sum of (a) the aggregate undrawn face amount of all Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

“Letter of Credit Sublimit” means NA and No/100 Dollars ($NA).

“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Lender in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Lender by the Board of Governors of the Federal Reserve System.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

“LIBOR Rate Loans” means the Loans bearing interest with reference to the LIBOR Rate.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, judgment lien, assignment, financing statement, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law, all whether perfected or unperfected.

“Loan Documents” means this Agreement and all other agreements, instruments and documents including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Hedging Agreements, Borrowing Base Certificates and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Borrower or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Loan Party” means each Borrower and each Guarantor, if any.

“Loans” means all loans and advances made by Lender to or on behalf of Borrowers hereunder.

“Lock Box” means a post office box designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender.

“Machinery & Equipment Term Loan” shall have the meaning specified in Section 2.03 hereof.

“Material Adverse Effect” means any of the following:  (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance or properties of either:  (i) a Borrower; or (ii) the Loan Parties taken as a whole; (b) a material impairment of the ability of a  Borrower or the Loan Parties taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon:  (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either:  (A) a Borrower; or (B) the Loan Parties taken as a whole; or (ii) the material rights and remedies of Lender under or in respect of any Loan Document.

“Maturity Date” means June 23, 2016.

“Maximum Revolving Loan Limit” means $4,119,000.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which a Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Obligations” means any and all obligations, liabilities and indebtedness of each Borrower to Lender or to any parent, affiliate or subsidiary of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing or contemplated, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance and obligations, liabilities and indebtedness with respect to Hedging Obligations), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law and, without implying any limitation on the foregoing, including, without limitation, all Loans, Bank Products, and Enforcement Costs.

“OFAC” means the Office of Foreign Assets Control.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (but excluding Excluded Taxes) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owner” means with respect to each Borrower, each Person having legal or beneficial title to an ownership interest in such Borrower or a right to acquire such an interest (other than pursuant to an employee stock incentive plan or the like which entitles the employee to not more than five percent (5%) of the Equity Interest or ten percent (10%) in the aggregate of all such stock incentive plans).

“Parent” means any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Borrower and, if a Borrower is a partnership, the general partner of such Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of a Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Discretion” means a determination made solely by the Lender in the exercise of reasonable (from the perspective of a secured asset-based lender) business or credit judgment.

“Permitted Liens” means: (a) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which such Borrower has maintained adequate reserves; (b) liens or security interests in favor of Lender; (c) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect; (d) liens in connection with purchase money indebtedness with respect to Equipment and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (e) liens set forth on Schedule 1.01-C; (f) liens specifically permitted by Lender in writing; (g) involuntary liens securing amounts less than $25,000 and which are released or for which a bond acceptable to Lender, in its sole discretion, has been posted within ten (10) days of its creation; and (h) liens in favor of an insurance premium financer limited to any return of premium.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of a Borrower or any ERISA Affiliate.

“Pledged Collateral” means, collectively, Pledged Debt and Pledged Equity Interests.

“Pledged Debt” means all debt owed or owing to a Borrower or any Subsidiary by a Borrower or any of a Borrower’s Subsidiaries, all Instruments, Chattel Paper or other documents, if any, representing or evidencing such debt.

“Pledged Equity Interests” means all Equity Interests owned or held by or on behalf of a Borrower in any Subsidiary, and all Security Certificates, Instruments and other documents, if any, representing or evidencing such Equity Interests.

“Prime Rate” means the prime rate as published in the “Money Rates” Section of the Wall Street Journal as of the applicable determination date.

“Prime Rate Loans” means the Loans bearing interest with reference to the Prime Rate.

“Real Estate Term Loan” shall have the meaning specified in Section 2.04 hereof.

“Real Property” means that certain property located at [1825 Airport Road, Ukiah, California].

“Regulatory Change” shall have the meaning specified in Section 4.04(c) hereof.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Revolving Loans” shall have the meaning specified in Section 2.01 hereof.

“Subordinated Debt” means that certain Indebtedness of Borrowers in favor of UNITED BREWERIES OF AMERICA INC., a Delaware corporation, which is in an outstanding amount as of May 31, 2011 of $3,262,388.87.

“Subordinated Loan Documents” means any and all promissory notes, agreements, documents or instruments now or at any time evidencing, securing, guarantying or otherwise executed and delivered in connection with the Subordinated Debt, as the same may from time to time be amended, restated, supplemented or modified.

“Subordination Agreement” means that certain subordination agreement by and between United Breweries of America Inc., Borrowers and the Lender, as the same may be from time to time amended, restated, supplemented or modified.

“Subsidiary” means any domestic corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Borrower or any partnership of which a Borrower is a general partner.

“Tangible Net Worth” means, as of any date of determination, for Borrowers and their Subsidiaries on a consolidated basis, the sum of (without duplication) (a) shareholders’ equity (including retained earnings), minus (b) the book value of all intangible assets as determined solely by Lender, reasonably exercised, on a consistent basis plus the amount of any LIFO reserve, plus (c) the amount of any debt subordinated to Lender, all as determined under GAAP, except as set forth herein.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Term Loans” means, collectively, the Machinery & Equipment Term Loan, the Real Estate Term Loan and the Capital Expenditure Loans.

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date the Borrowers terminate this Agreement, or (c) the date the Lender accelerates payment of the Obligations pursuant to Section 13.02 hereof.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois.

1.02      Other Definitional Terms; Rules of Interpretation.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

2.           LOANS.

2.01      Revolving Loans.

Subject to the terms and conditions of the Loan Documents, from time to time prior to the Termination Date, Lender shall make revolving loans and advances (the “Revolving Loans”) to each Borrower in an amount not in excess of such Borrower’s Availability; provided, that at no time shall the aggregate of the outstanding Revolving Loans and Letter of Credit Obligations to Borrowers exceed the Maximum Revolving Loan Limit.

2.02      Requests for Revolving Loans.

(a)           A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner:  A Borrower shall give Lender same day notice, no later than 12:00 P.M. (Chicago, Illinois local time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice such Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made, and Lender shall not be obligated to make a Revolving Loan, at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default.  In the event that a Borrower maintains a controlled disbursement account at Lender, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan.  As an accommodation to Borrowers, Lender may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by each Borrower.  Unless a Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from such Borrower, Lender shall have no liability to any Borrower for any loss or damage suffered by a Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by a Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

(b)          Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Loan requested by such Borrower, or deemed to be requested by such Borrower, as follows: (i)  the proceeds of each Revolving Loan requested under Section 2.02(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, (ii) in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from such Borrower, and (iii) in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by such Borrower and Lender from time to time, or elsewhere if pursuant to a written direction from such Borrower.

2.03      Machinery & Equipment Term Loan.

Subject to the terms and conditions of the Loan Documents, on the date that the conditions to the initial Loans are satisfied, Lender shall make a term loan to Borrowers in an aggregate principal amount not to exceed the lesser of (i) eighty percent (80%) of the net orderly liquidation value of such machinery and Equipment, or (ii) 100 percent (100%) of the net forced liquidation value of such machinery and Equipment, provided, however, that the aggregate amount advanced shall not exceed $1,934,000 (the “Machinery & Equipment Term Loan”).  Amounts repaid with respect to the Machinery & Equipment Term Loan may not be reborrowed.

2.04      Real Estate Term Loan.

Subject to the terms and conditions of the Loan Documents, on the date that the conditions to the initial Loans are satisfied, Lender shall make a term loan to Borrowers in an aggregate principal amount not to exceed seventy percent (70%) of the fair market value of the Real Property, provided, however, that the aggregate amount advanced shall not exceed $2,947,000 (the “Real Estate Term Loan”).  Amounts repaid with respect to the Real Estate Term Loan may not be reborrowed.

2.05      Capital Expenditure Term Loans.

(a)           Subject to the terms and conditions of the Loan Documents, Lender agrees to make advances to each Borrower from time to time prior to the Termination Date (each a “Capital Expenditure Loan”) in an aggregate principal amount not to exceed the lesser of (i) eighty percent (80%) of the purchase price (exclusive of sales taxes, delivery charges and other “soft” costs related to such purchase) of Equipment to be purchased with the proceeds of such Capital Expenditure Loan, or (ii) eighty percent (80%) of the net orderly liquidation value of Equipment to be purchased with the proceeds of such Capital Expenditure Loan, in each case which Equipment is reasonably acceptable to Lender, in its sole discretion, and upon which Lender shall have a first priority perfected security interest; provided, however, that the aggregate amount advanced for such purchases shall not exceed $1,000,000.

(b)           Each Borrower shall comply with the following procedures in requesting Capital Expenditure Loans:

(i)           All requests for Capital Expenditure Loans shall include a copy of an invoice for the equipment to be acquired, a description of the equipment to be acquired, the amount of the request, and all other documents or agreements as reasonably required by Lender.  Upon Lender’s request, the applicable Borrower shall provide Lender evidence reasonably satisfactory to Lender of payment for the Equipment acquired with a Capital Expenditure Loan, including without limitation a bill of sale.

(ii)          Each Capital Expenditure Loan shall be in a minimum amount of at least $100,000.

(iii)         All requests for Capital Expenditure Loans shall be made at least three (3) Business Days prior to the requested date of such advance.

2.06      Reserved.

2.07      Repayments.

The Obligations shall be repaid as follows:

(a)           Repayment of Revolving Loans.  The Revolving Loans and all other Obligations (other than the Term Loans) shall be repaid on the Termination Date.  Each Borrower may from time to time voluntarily prepay the Revolving Loans in whole or in part subject to the terms and conditions of this Agreement.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(b)           Repayment of Machinery & Equipment Term Loan.  The Machinery & Equipment Term Loan shall be repaid in eighty-four (84) equal monthly principal payments of $[23,023.81] payable on the first day of each month commencing August 1, 2011; provided, that any remaining outstanding principal balance of the Machinery & Equipment Term Loan shall be repaid on the Termination Date.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(c)           Repayment of Real Estate Term Loan.  The Real Estate Term Loan shall be repaid in two hundred and forty (240) equal monthly principal payments of $12,279.16 payable on the first day of each month commencing August 1, 2011; provided, that any remaining outstanding principal balance of the Real Estate Term Loan shall be repaid on the Termination Date.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.  Notwithstanding anything to the contrary in this Agreement, the Borrowers may refinance and pre-pay in full the Real Estate Term Loan without incurring a Termination Fee under Section 4.05(c) in connection with such prepayment and, so long as no Default or Event of Default exists or is continuing, Lender will release its Lien on the Real Property upon such prepayment and refinancing of the Real Estate Term Loan with another lender.

(d)           Repayment of Capital Expenditure Term Loans.  Beginning on the first day of the month following the first Capital Expenditure Loan (the “Initial Payment Date”), and on the first day of each month thereafter, in substantially equal monthly principal payments equal to an amount sufficient to fully amortize the aggregate outstanding principal balance of the Capital Expenditure Loans over an assumed term ending on the date which is eighty-four (84) months after the Initial Payment Date (the “Assumed Maturity Date”).  If the Lender makes Capital Expenditure Loans after the initial Capital Expenditure Loans, the amount of each installment will be increased so that the remaining payments will fully amortize the aggregate outstanding principal balance of the Capital Expenditure Loans in substantially equal amounts by the Assumed Maturity Date; provided, that any remaining outstanding principal balance of the Capital Expenditure Loans shall be repaid on the Termination Date.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(e)           Mandatory Prepayments.

(i)           Overadvances.  If at any time (x) Availability with respect to any Borrower is less than $0.00, or (y) any portion of the Revolving Loans exceeds any applicable sublimit within the Borrowing Base of a Borrower or (z) the outstanding Revolving Loans and Letter of Credit Obligations exceed the Maximum Revolving Loan Limit, the applicable Borrower or Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans to eliminate such excess.

(ii)          Sales of Assets.  Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of a Borrower which is subject to a mortgage in favor of Lender, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by such Borrower to Lender as a mandatory prepayment of the Machinery & Equipment Term Loan if such sale is a sale of Equipment or the Real Estate Term Loan if such sale is a sale of real property such payment to be applied against the remaining installments of principal in the inverse order of their maturities until the Machinery & Equipment Term Loan or Real Estate Term Loan, as applicable, is repaid in full, and then against the remaining Term Loans until repaid in full, and then against the other Obligations, as determined by Lender, in its sole discretion.  Notwithstanding the foregoing, no such prepayment shall be required if the proceeds of such disposition or loss are less than $5,000 for any disposition or $15,000 in the aggregate during the term of this Agreement.

(iii)         Excess Cash Flow.  Ten (10) days after receipt of each Borrower’s Fiscal Year end audited financial statements for each Fiscal Year of Borrowers commencing with Borrowers’ Fiscal Year ended December 31, 2011 Borrowers shall make a mandatory prepayment of the Real Estate Term Loan in an amount equal to the lesser of (i) twenty-five percent (25%) of Borrowers’ Excess Cash Flow for the Fiscal Year just ended or (ii) $20,000, such prepayment to be applied against the remaining installments of principal in the inverse order of their maturities, such mandatory prepayments to continue until the date on which the Real Estate Term Loan shall be repaid in full.

2.08      Notes.

The Loans shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender.  However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

2.09      Bank Products.

Each Borrower may request, and Lender or its affiliates may, in their sole and absolute discretion, provide, Bank Products although no Borrower is required to do so.  In the event a Borrower requests Lender and/or its affiliates to procure or provide Bank Products, then each Borrower jointly and severally agrees with Lender and/or such affiliates, as applicable, to pay when due all indebtedness, liabilities and obligations with respect to Bank Products and further agrees to indemnify and hold Lender and/or such affiliates harmless from any and all indebtedness, liabilities, obligations, losses, costs and expenses (including, without limitation,  reasonable attorneys fees) now or hereafter owing to or incurred by Lender (including, without limitation, those under agreements of indemnifications or assurances provided by Lender to its affiliates) and/or its affiliates with respect to Bank Products, all as the same may arise.  In the event Borrowers shall not have paid to Lender and/or its affiliates such amounts, Lender may cover such amounts by an advance under the Revolving Loan, which advance shall be deemed to have been requested by a Borrower.  Each Borrower acknowledges and agrees that (a) all indebtedness, liabilities and obligations with respect to Bank Products provided by Lender or its affiliates, and all of its agreements under this Section, are part of the Obligations secured by the Collateral, and (b) the obtaining of Bank Products from Lender or its affiliates (i) is in the sole and absolute discretion of Lender or its affiliates and (ii) is subject to all rules and regulations of Lender or its affiliates.

3.           LETTERS OF CREDIT.

3.01      General Terms.

Subject to the terms and conditions of the Loan Documents, prior to the Termination Date, Lender shall, from time to time cause to be issued and co-sign for or otherwise guarantee, upon a Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed the Letter of Credit Sublimit.  Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by the applicable Borrower without notice, presentment or demand and each Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by such Borrower for a Loan to reimburse such issuer.  In the event such Loan is not advanced by Lender for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Lender if Lender is not the issuer) shall become part of the Obligations hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Prime Rate Loans until repaid.  Borrowers shall remit to Lender a Letter of Credit fee equal to the Letter of Credit Fee Amount, which fee shall be payable monthly in arrears on the last Business Day of each month for commercial Letters of Credit and payable at the beginning of each year in advance for standby Letters of Credit.  Said fee shall be calculated on the basis of a 360 day year.  Each Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

3.02      Requests for Letters of Credit.

Each Borrower shall make requests for Letters of Credit in writing at least two (2) Business Days prior to the date such Letter of Credit is to be issued.  Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby.  Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit.  If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

3.03      Obligations Absolute.

Each Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Lender if Lender has reimbursed such issuer on a Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of:  (a) any lack of validity or enforceability of any Letter of Credit, (b) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any other Loan Document, (c) the existence of any claim, set off, defense or other right which a Borrower or any other Person may have against any beneficiary of any Letter of Credit, Lender or the issuer of the Letter of Credit, (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (e) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (f) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, the Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of a Borrower’s obligations hereunder.  It is understood and agreed by each Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

3.04      Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (a) one (1) year from the date of issuance and (b) the thirtieth (30th) day prior to the Maturity Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the Maturity Date.

4.           INTEREST, FEES AND CHARGES.

4.01      Interest Rate.

Each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Margin.  Each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin.

4.02      Default Interest Rate.

Upon the occurrence of an Event of Default and only during the continuance thereof, at Lender’s option, each Loan shall bear interest at the Default Rate, effective as of the first day of the month in which the Event of Default occurs and an Event of Default under this Agreement is deemed continuing until cured to the extent permitted and in accordance with the term of this Agreement.  The decision of Lender to not impose the Default Rate shall be made by the Lender, in its sole discretion, and shall not be a waiver of any of its other rights and remedies.

4.03      Interest Payments.

Interest on Prime Rate Loans shall be due and payable on the first day of each month in arrears and on the Termination Date, or if any such day is not a Business Day, on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Loans or the fees hereunder, as the case may be.  Interest accruing on each LIBOR Rate Loan shall be due and payable on the last day of the applicable Interest Period; provided, however, for Interest Periods longer than one month, interest shall be due and payable monthly in arrears on the first day of each month and on the last day of the applicable Interest Period.

4.04      Other LIBOR Provisions.

(a)           Subject to the provisions of this Agreement, each Borrower shall have the option (i) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (ii) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (iii) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (iv) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of Sections 4.04(b) or 4.04(c) of this Agreement or if an Event of Default has occurred and is continuing.

(b)           Lender’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error.  Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (i) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by a Borrower to be LIBOR Rate Loans shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify Borrowers and (A) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (B) no additional LIBOR Rate Loans shall be made until such circumstances cease to exist.

(c)           If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify Borrowers and (i) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (ii) no additional LIBOR Rate Loans shall be made until such circumstance ceases to exist.

(d)           If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by a Borrower in its request (other than as a result of a default by Lender), each Borrower agrees to indemnify Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Lender as a result of such prepayment or failure to occur.

(e)           If any Regulatory Change (whether or not having the force of law) shall (i) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (ii) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from a Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (iii) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then Lender shall promptly notify Borrower of such facts and Borrowers shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount; provided, that in lieu of such payment or at any time within 90 days thereafter, Borrower may pre-pay in full the Loans with no Termination Fee under Section 4.05(c) in connection therewith.

(f)           Each request for LIBOR Rate Loans shall be in an amount not less than $200,000, and in integral multiples of, $100,000.00.

(g)           Unless otherwise specified by a Borrower, all Loans shall be Prime Rate Loans.

(h)          No more than three (3) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

4.05      Fees And Charges.

(a)           Closing Fee:  Borrowers jointly and severally agree to pay to Lender a closing fee of $75,000, which fee shall be fully earned and payable on the date of disbursement of the initial Loans hereunder.

(b)           Unused Line Fee:  Borrowers jointly and severally agree to pay to Lender an unused line fee of one-quarter of one percent (0.25%) of the difference between (i) the Maximum Revolving Loan Limit and (ii) the sum of (A) the average daily balance of the Revolving Loans plus (B) the Letter of Credit Obligations for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month.  Said fee shall be calculated on the basis of a 360 day year.

(c)           Termination Fee:  If, during the term of this Agreement, Borrowers prepay all of the Obligations and this Agreement is terminated, Borrowers jointly and severally agree to pay to Lender as a prepayment fee, in addition to the payment of all other Obligations, an amount equal to (i) two percent (2.00%) of the Facility Amount if such prepayment occurs on or after the date of this Agreement and including the date immediately preceding the third anniversary of the date of this Agreement, (ii) one percent (1.00%) of the Facility Amount if such prepayment occurs on or after the third anniversary of the date of this Agreement to and including the date immediately preceding the fourth anniversary of the date of this Agreement, or (iii) zero percent (0.00%) of the Facility Amount if such prepayment occurs on or after the fourth anniversary of the date of this Agreement.

(d)           Costs and Expenses:  Borrowers jointly and severally agree to reimburse Lender for all costs and expenses, including, without limitation, expenses and fees of third-party service providers, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), reasonably incurred by Lender in connection with the (i) documentation and consummation of this transaction and any other transactions between Borrowers and Lender, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; (iv) administration of the Loans and the Collateral; and (v) enforcement of any of Lender’s rights under this Agreement or any other Loan Document (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes).  Borrowers shall also pay all normal service charges with respect to all deposit accounts maintained by each Borrower with Lender and any additional services requested by a Borrower from Lender.

(e)           Capital Adequacy Charge.  If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to Borrowers of a written demand therefor together with the certificate described below, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction, such written demand to be made with reasonable promptness following such determination.  A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error.  Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the additional amount or amounts to be paid to Lender, and the method by which such amount was determined.  In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.  Notwithstanding the foregoing, in lieu of payment of such additional amounts, or at any time within 90 days thereafter, Borrower may pre-pay in full the Loans with no Termination Fee under Section 4.05(c) in connection therewith.

4.06      Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to each Borrower under the Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge such Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to such Borrower.

4.07      Authorization to Make Revolving Loans.

Each Borrower hereby authorizes Lender, in its sole discretion, to charge any of Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under the Loan Documents.

4.08      Computation of Interest and Fees.

All interest accruing on the outstanding principal amount of the Loans and fees hereunder outstanding from time to time shall be calculated on the basis of actual number of days elapsed in a 360-day year.

4.09      Taxes.

(a)           Any and all payments by a Borrower to or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that, if a Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then:  (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.09(a)), Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Borrower shall make such deductions; and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Without limiting the provisions of Section 4.09(a), each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Borrower shall indemnify Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 4.09) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrowers by Lender shall be conclusive absent manifest error.

(d)           If requested in writing by Lender, each Borrower shall deliver to Lender, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by such Borrower to a Governmental Authority, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)           If Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 4.09, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 4.09 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  This subsection (e) shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower or any other Person.

5.           COLLATERAL.

5.01      Grant of Security Interest to Lender.

As security for the payment of all Loans now or in the future made by Lender to Borrowers hereunder and for the payment or other satisfaction of all other Obligations, each Borrower hereby assigns to Lender and grants to Lender a continuing security interest in the following property of such Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:  (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h)  Commercial Tort Claims listed on Schedule 5.01 hereto; (i) the Real Property; (j) any other property of such Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Borrower’s books and records relating to any of the foregoing and to such Borrower’s business.

5.02      Other Security.

Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of any Borrower under the Loan Documents or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default.  All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Obligations, payable by Borrowers to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

5.03      Possessory Collateral.

Immediately upon a Borrower’s receipt of any portion of the Collateral evidenced by an  Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Borrower shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender).  If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as such Borrower’s attorney and agent-in-fact, to endorse or assign the same on such Borrower’s behalf.

5.04      Electronic Chattel Paper.

To the extent that a Borrower obtains or maintains any Electronic Chattel Paper, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (a) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (d), (e) and (f) below, unalterable, (b) the authoritative copy identifies Lender as the assignee of the record or records, (c) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (d) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (e) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (f) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.05      Possession of Collateral.

Until otherwise notified by Lender following the occurrence of an Event of Default, each Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Borrower’s business, to (a) sell, lease or furnish under contracts of service any of such Borrower’s Inventory normally held by such Borrower for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by such Borrower for such purpose; and (c) dispose of obsolete or unuseful Equipment so long as all of the proceeds thereof are paid to Lender for application to the Obligations (except for such proceeds which are  required to be delivered to the holder of a Permitted Lien which is prior in right of payment); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Borrower.

5.06      Pledged Collateral.

(a)           Registration in Nominee Name; Denominations.  Each Borrower hereby agrees that without limiting Article 5, Lender shall have the right (in its sole and absolute discretion) to hold, where applicable, Pledged Collateral in the Lender’s own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of such Borrower, endorsed or assigned, where applicable, in blank or in favor of Lender.

(b)           Distributions. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to receive (for application to the Obligations) all dividends, interest or principal in respect of Pledged Collateral and to the extent that any thereof is received by or on behalf of a Borrower, it shall be held in trust for the benefit of Lender, shall be segregated from other property or funds of such Borrower and shall be forthwith delivered to Lender upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by Lender pursuant to this clause shall be retained by Lender in an account to be established in the name of Lender, under its sole dominion and control and shall be applied to the Obligations as determined by Lender.

(c)           Voting Rights.  Upon the occurrence and during the continuance of an Event of Default, Lender shall be vested with all rights of each Borrower to exercise the voting and consensual rights and powers with respect to Pledged Collateral.

(d)           Control.  If at any time any Pledged Equity Interests do not constitute Securities or if any Pledged Equity Interests constituting Securities are not evidenced by a Security Certificate, each Borrower shall take such actions and execute such documents, at Borrowers’ expense, as is necessary to establish Lender’s control thereof or otherwise perfect the security interest therein.

5.07      Assignment of Insurance.

As additional security for the payment and performance of the Obligations, each Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of such Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and each Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender.  At any time, whether or not an Event of Default then exists, the Lender may (but need not), in the Lender’s name or in the applicable Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and after the occurrence of a Default or Event of Default and while it is continuing, adjust, litigate, compromise or release any claim against the issuer of any such policy.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Obligations (without incurring Termination Fees under Section 4.05(c)) or shall be disbursed to the applicable Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations.  Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

5.08      Preservation of Collateral and Perfection of Security Interests.

Each Borrower shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or to use best efforts to cause third parties to do such other acts and things as Lender may deem necessary or desirable, in its sole discretion, in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.  Each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements (including financing statements describing the collateral therein as "all assets" or "all personal property" or words of similar import) and amendments thereto, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral.  Each Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.  Each Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify such Borrower as debtor, Lender as secured party and any or all Collateral as collateral.  Upon the request of Lender, each Borrower agrees to execute and deliver to Lender Grants of Security Interest in Trademarks and Patents and Grants of Security Interest in Copyrights in the forms of Exhibits C and D respectively.

6.           COLLECTIONS.

6.01      Lockbox and Blocked Account.

Each Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to the Lock Box.  Each Borrower shall establish a Blocked Account, into which all payments received in the Lock Box shall be deposited, and into which such Borrower will immediately deposit all payments received by such Borrower on Accounts in the identical form in which such payments were received, whether by cash or check.  Borrowers’ payroll and retail deposit accounts held at Saratoga National Bank shall not be subject to the Blocked Account requirements set forth herein so long as such payroll and retail deposit accounts together shall have a balance of no more than $50,000 at any time.  If a Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of a Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Account.  The financial institution with which the Blocked Account is established shall acknowledge and agree, in a manner reasonably satisfactory to Lender, that the amounts on deposit in such Lock Box and Blocked Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lock Box and Blocked Account without further consent from such Borrower, that such financial institution has no right to setoff against the Lock Box or Blocked Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Blocked Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Blocked Account on a daily basis as such funds are collected.  Each Borrower agrees that all payments made to such Blocked Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Obligations in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender, until the earlier of (a) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (b) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at such Borrower’s discretion, to such Borrower so long as after giving effect to such disbursement, such Borrower’s Availability, equals or exceeds the outstanding Revolving Loans to such Borrower at such time.  Each Borrower agrees to pay all customary fees, costs and expenses in connection with opening and maintaining the Lock Box and Blocked Account.  All of such fees, costs and expenses if not paid by a Borrower, may be paid by Lender and in such event all amounts paid by Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the applicable Borrower to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on such Borrower’s behalf.  For the purpose of this section, each Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact (i) to endorse such Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Borrower’s mail is deposited, and open and process all mail addressed to such Borrower and deposited therein. Notwithstanding the foregoing, Borrowers shall not be required to comply with this Section 6.01 with respect to payments arising solely from the Borrowers’ tasting room facilities operations until three (3) Business Day after Lender provides notice  to Borrowers that such compliance is required.

6.02      Collection of Accounts.

Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (a) enforce collection of any of Borrowers’ Accounts or other amounts owed to a Borrower by suit or otherwise; (b) exercise all of each Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Borrower; (c) surrender, release or exchange all or any part of any Accounts or other amounts owed to each Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (d) sell or assign any Account of each Borrower or other amount owed to each Borrower upon such terms, for such amount and at such time or times as Lender deems advisable; (e) prepare, file and sign each Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Borrower; and (f) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill each Borrower’s obligations under the Loan Documents and to allow Lender to collect the Accounts or other amounts owed to such Borrower.  In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

6.03      Application of Collected Funds.

(a)         For purposes of determining the amount of Loans available for borrowing purposes, the balance in the Blocked Account as of the end of a Business Day, shall, without duplication, be applied against the Obligations at the beginning of the next Business Day in such order as Lender shall determine in its sole discretion.

(b)         For purposes of calculating interest and fees, Lender shall apply all collected and available funds one (1) Business Day after application of the proceeds set forth in Section 6.03(a).

6.04      Account Statements.

On a monthly basis, Lender shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon each Borrower unless a Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.

7.           COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES

7.01      Weekly Reports.

At least once each week, each Borrower shall deliver to Lender an executed Borrowing Base Certificate which shall be accompanied by copies of such Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period.  Such Borrowing Base Certificate shall reflect the activity of such Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is reasonably satisfactory to Lender and shall contain such additional information concerning Accounts, Inventory and Equipment as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.  Each Borrower shall also deliver to Lender, in Lender’s then current form, on each day on which such Borrower requests a Revolving Loan, an Advance Request Form in the form attached hereto as Exhibit A.

7.02      Monthly Reports.

Each Borrower shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event within fifteen (15) days after the end of each calendar month, (a) a detailed trial balance of such Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of such Borrower, (b) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks, and (c) the general ledger inventory account balance, a perpetual inventory report and Lender’s standard form of Inventory report then in effect or the form most recently requested from such Borrower by Lender, for such Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

7.03      Financial Statements.

Borrowers shall deliver to Lender the following financial information, all of which shall be prepared in accordance with GAAP, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement:  (a) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrowers on a consolidated and consolidating basis, certified by the Chief Financial Officer of each Borrower; and (b) no later than hundred and twenty (120) days after the end of each of Borrowers’ Fiscal Years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrowers and reasonably satisfactory to Lender, which financial statements shall be accompanied by copies of any management letters sent to the Borrowers by such accountants.

7.04      Annual Projections.

No later than thirty (30) days after the end of each Borrower's Fiscal Year, Borrowers shall deliver to Lender projected balance sheets, statements of income and cash flow for Borrowers on a consolidated and consolidating basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

7.05      Explanation of Budgets and Projections.

If requested by Lender, in conjunction with the delivery of the annual presentation of projections or budgets referred to in Section 7.04 above, Borrowers shall deliver a letter signed by the President or a Vice President of each Borrower and by the Treasurer or Chief Financial Officer of each Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers.

7.06      Public Reporting.

Promptly upon the filing thereof, each Borrower shall deliver or furnish to Lender, by electronic communication (including e-mail and Internet or intranet websites), copies of all registration statements and annual, quarterly, monthly or other regular reports which such Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

7.07      Other Information.

Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

8.           TERMINATION; AUTOMATIC RENEWAL.

8.01      Original Term.

This Agreement shall be in effect from the date hereof until the Termination Date.  Subject to the payment of the termination fee set forth in Section 4.05(f), if any, Borrowers may terminate this Agreement upon ten (10) days’ prior written notice and payment in full of the Obligations.

8.02      Reserved.

8.03      Termination of Agreement.

Lender shall not make any additional Loans on or after the Termination Date and this Agreement shall terminate on the date thereafter that the Obligations are paid in full.  The termination of this Agreement shall not affect Lender’s or any Loan Party’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens, and rights granted to Lender herein shall continue in full force and effect until all of the Obligations have been indefeasibly paid and performed in full.  All representations, warranties, covenants, waivers, and agreements contained herein shall survive termination of this Agreement until all Obligations are indefeasibly paid and performed in full.  At such time as Borrowers have repaid all of the Obligations and this Agreement has terminated, each Borrower shall deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender’s indemnification of Lender, in form and substance reasonably satisfactory to Lender, for checks which Lender has credited to such Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s account.

9.           REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Lender as follows:

9.01      Financial Statements and Other Information.

The financial statements and other information delivered or to be delivered by Borrowers to Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of Borrowers, and there has been no Material Adverse Effect with respect to a Borrower since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement.  All written information now or heretofore furnished by a Borrower to Lender is true and correct in all material respects as of the date with respect to which such information was furnished.

9.02      Locations.

The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Borrower’s principal place of business and all of each Borrower’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth on Schedule 9.02 and at other locations within the continental United States of which Lender has been advised by a Borrower in accordance with Section 10.02(a).  The Collateral, including, without limitation, the Equipment (except any part thereof which a Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 9.02, and at other locations within the continental United States of which Lender has been advised by a Borrower in writing in accordance with Section 10.02(a) hereof.

9.03      Loans by Borrower.

No Borrower has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of a Borrower for travel and other expenses arising in the ordinary course of a Borrower’s business and loans permitted pursuant to Section 11.06 hereof.

9.04      Accounts and Inventory.

Each Account or item of Inventory which a Borrower shall, expressly or by implication, request Lender to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all material respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account” and “Eligible Inventory” as set forth herein and as otherwise established by Lender from time to time.

9.05      Liens.

Each Borrower is the lawful owner of all Collateral now purportedly owned by such Borrower as reflected in any Loan Document, each Borrower’s books or records or in any writing delivered to or made available by either Borrower to Lender, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

9.06      Organization, Authority and No Conflict.

Each Borrower is an entity of the type set forth on Schedule 9.06, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation.  Each Borrower’s jurisdiction of incorporation, organization or formation, federal employer identification number and organization identification number are correctly set forth on Schedule 9.06.  Each Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Borrower is not so qualified, such Borrower may cure any such failure without losing any of its material rights, incurring any liens or material penalties, or otherwise materially affecting Lender’s rights.  Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents and perform its obligations hereunder and thereunder. Each Borrower’s execution, delivery and performance of the Loan Documents does not conflict with the provisions of the organizational documents of such Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document binding on such Borrower, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect, and such Borrower’s execution, delivery and performance of the Loan Documents shall not result in the imposition of any lien or other encumbrance upon any of Borrower’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Borrower or any of its property may be bound or affected.  If a Borrower is a partnership or limited liability company, such Borrower has not expressly elected to have its equity interests treated as “Securities” under and as defined in Article 8 of the UCC.

9.07      Litigation.

Except as disclosed to Lender on Schedule 9.07 hereto, there are no actions or proceedings which are pending or, to the best of each Borrower’s knowledge, threatened against a Borrower which is reasonably likely to have a Material Adverse Effect.  No Borrower has any Commercial Tort Claims pending other than those set forth on Schedule 5.01 and those of which Lender has been advised by a Borrower in writing in accordance with Section 10.02(c) hereof.

9.08      Compliance with Laws and Maintenance of Permits.

Each Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect.  Each Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.

9.09      Affiliate Transactions.

Except as set forth on Schedule 9.09 hereto and loans made by either Borrower to the other Borrower in the ordinary course of business, no Borrower is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

9.10      Names and Trade Names.

Each Borrower’s name has always been as set forth on the first page of this Agreement and no Borrower uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 9.10 hereto.

9.11      Equipment.

Except for Permitted Liens, each Borrower has good and merchantable title to and ownership of all of its Equipment.  No Equipment is a Fixture to real estate unless such real estate is owned by such Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms reasonably acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

9.12      Enforceability.

The Loan Documents to which each Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms, except as may be limited by applicable debtor relief laws and general principles of equity.

9.13      Solvency.

Each Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of the Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

9.14      Indebtedness.

Except as set forth on Schedule 9.14 hereto and as permitted by Section 11.02, no Borrower is obligated (directly or indirectly), for any loans or other Indebtedness other than the Loans.

9.15      Margin Security and Use of Proceeds.

No Borrower owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

9.16      Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 9.16 hereto, no Borrower has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person.

9.17      No Defaults.

No Borrower is in default under any material contract, lease or commitment to which it is a party or by which it is bound.  No Borrower knows of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect.

9.18      Employee Matters.

There are no controversies pending or threatened between a Borrower and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and each Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance as would not have a Material Adverse Effect.

9.19      Intellectual Property.

(a)           Intellectual Property Rights.  Set forth on Schedule 9.19 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and registered copyrights for which a Borrower is the owner of record (the “Intellectual Property”).  Except as disclosed on Schedule 9.19, (i) each Borrower owns the Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than such Borrower owns or has been granted any right in the Intellectual Property, (iii) all Intellectual Property is valid, subsisting and enforceable, and (iv) each Borrower has taken all commercially reasonable action necessary to maintain and protect the Intellectual Property.  To the Borrowers’ knowledge, the use of such Intellectual Property by a Borrower and the operation of its businesses does not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the Borrowers’ knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by a Borrower infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed on Schedule 9.19, to Borrowers’ knowledge, no claim or litigation regarding any of the foregoing is pending or, to any Borrower’s knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to any Borrower’s knowledge, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Licensed Intellectual Property.  No Borrower possesses any licenses other than (i) as set forth on Schedule 9.19, and (ii) readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks.

9.20      Environmental Matters.

No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.  There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of a Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by a Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects such Borrower or its business, operations or assets or to Borrowers’ knowledge, any properties at which such Borrower has transported, stored or disposed of any Hazardous Materials.  No Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

9.21      ERISA Matters.

Except as disclosed to the Lender in writing prior to the date hereof, neither any Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  Neither any Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax qualified status.  Neither any Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any material liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

9.22      Subordinated Debt.

None of the Subordinated Loan Documents has been amended, supplemented, restated or otherwise modified except as otherwise disclosed to the Lender in writing on or before the effective date of any such amendment, supplement, restatement or other modification.  In addition, there does not exist any default or any event which upon notice or lapse of time or both would constitute a default under the terms of any of the Subordinated Loan Documents.

10.         AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, each Borrower covenants and agrees as follows:

10.01    Maintenance of Records.

Each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of such Borrower’s business activities, in accordance with GAAP, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 9.02.

10.02    Notices.

Each Borrower shall provide written notice to Lender of the following:

(a)           Locations.  Promptly upon becoming aware of (but in no event less than ten (10) days prior to the occurrence thereof) the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of such Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Borrower has previously advised Lender that such Goods will be used.

(b)           Eligible Accounts and Inventory.  Promptly upon becoming aware thereof, if any Account or Inventory identified by such Borrower to Lender as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

(c)           Litigation and Proceedings.  Promptly upon becoming aware thereof, (i) of any litigation, arbitration, governmental investigation or other actions or proceedings which are pending or threatened against such Borrower or any Subsidiary or to which any of the properties of any thereof is subject which might have a Material Adverse Effect, and (ii) of any Commercial Tort Claims of such Borrower which may arise.

(d)           Names and Trade Names.  Within ten (10) days of the change of such Borrower’s name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing, provided, that, notwithstanding the foregoing, the Borrowers will use their best efforts to notify Lender monthly in writing of any trade names used in connection with the Borrowers' contract brewing business operations.

(e)           ERISA Matters.  Promptly upon (i) the occurrence of any Reportable Event which might result in the termination by the PBGC of any Plan covering any officers or employees of such Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefore, (iii) its intention to terminate or withdraw from any Plan, (iv) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (v) the failure of such Borrower or any ERISA Affiliate of any member of the Controlled Group or any other Person to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Plan, (vi) the taking of any action with respect to a Pension Plan which could result in the requirements that such Borrower furnish a bond or other security to the PBGC or such Pension Plan, (vii) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any ERISA Affiliate or any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan), (viii) any material increase in the contingent liability of such Borrower with respect to any post-retirement welfare plan benefit, or (ix) any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(f)           Environmental Matters.  Immediately upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects such Borrower or its business operations or assets or any properties at which such Borrower has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect.

(g)           Default; Material Adverse Change.  Promptly of (i) any Material Adverse Effect, (ii) the occurrence of any Event of Default hereunder, or (iii) the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrowers to Lender in writing and shall describe the steps being taken by Borrowers or any Subsidiary affected thereby with respect thereto.

10.03    Compliance with Laws and Maintenance of Permits.

Each Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect and each Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect.  Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of such Borrower in order to avoid non-compliance with any Environmental Law, at Borrowers’ expense Borrower shall cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

10.04    Inspection and Audits.

Each Borrower shall permit Lender, or any Persons designated by it, to call at such Borrower’s places of business upon reasonable notice, at any reasonable times, and, without hindrance or delay by Borrowers, to inspect the Collateral and to inspect, audit, check and make extracts from such Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to such Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Borrower’s business as Lender may consider reasonable under the circumstances.  Each Borrower shall furnish to Lender such information relevant to Lender’s rights under the Loan Documents as Lender shall at any time and from time to time request.  Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of such Borrower’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise, provided that prior to the occurrence of an Event of Default, Lender shall conduct such verification in the name of a nominee of Lender or in such Borrower’s name.  Each Borrower authorizes Lender to discuss the affairs, finances and business of such Borrower with any officers, employees or directors of such Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of such Borrower with such Borrower’s independent public accountants.  Subject to Section 16.07, any such discussions shall be without liability to Lender or to Borrower’s independent public accountants. For each inspection or audit conducted by Lender hereunder, Borrowers shall pay to Lender (a) fees at Lender’s then-current per diem rate, plus (b) all reasonable costs and out-of-pocket expenses incurred by Lender.  All such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

10.05    Insurance.

(a)           Each Borrower will obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which such Borrower operates.  Without limiting the generality of the foregoing, each Borrower will at all times maintain liability insurance, business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit or an endorsement showing Lender as additional insured.

(b)           If a Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by such Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable upon notice to such Borrower.  Such insurance, if obtained by Lender, may, but need not, protect Borrower’s interests or pay any claim made by or against such Borrower with respect to the Collateral.  Such insurance may be more expensive than the cost of insurance such Borrower may be able to obtain on its own and may be cancelled only upon such Borrower providing evidence that it has obtained the insurance as required above.  All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

10.06    Collateral.

Each Borrower shall keep the Collateral in good condition, repair and order (ordinary wear and tear excepted).  Each Borrower shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located and, each Borrower shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title.

10.07    Use of Proceeds.

All monies and other property obtained by each Borrower from Lender pursuant to this Agreement shall be used solely to refinance Indebtedness of Borrowers outstanding as of the date herein and for business purposes of such Borrower.

10.08    Taxes.

Each Borrower shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that each Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (a) the amount so contested is shown on such Borrower’s financial statements; (b) the contesting of any such payment does not give rise to a lien for taxes; (c) such Borrower keeps on deposit with Lender (such deposit to be held without interest) or a reserve is maintained against such Borrower’s availability to borrow money under Section 2.01, in either case, in an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (d) if such Borrower fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes.  If a Borrower fails to pay any such taxes and in the absence of any such contest by such Borrower, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

10.09    Intellectual Property.

Each Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

10.10    Checking Accounts and Cash Management Services.

Each Borrower shall maintain its general checking/controlled disbursement account with Lender or another bank reasonably acceptable to Lender. If a Borrower maintains its general checking/controlled disbursement account with Lender, (a) normal charges shall be assessed thereon, (b) although no compensating balance is required, such Borrower must keep monthly balances in order to merit earnings credits which will cover Lender’s service charges for demand deposit account activities, and (c) such Borrower shall enter into agreements with Lender for standard cash management services.  Borrowers shall be responsible for all normal charges assessed thereon.  All of each Borrower’s bank accounts are set forth on Schedule 9.02.  No Borrower will open any other bank account unless (i) such Borrower provides written notice to Lender at least thirty (30) days prior to opening such account and (ii) the bank at which such account is located executes such documents as are necessary to give Lender a first priority, perfected security interest in such account.

10.11    Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

As required by federal law and the Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Borrower agrees to provide such information.  In addition, and without limiting the foregoing sentence, each  Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls such Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

11.         NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrowers obtain Lender’s prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, each Borrower agrees as follows:

11.01    Guaranties.

Other than guaranties by MBC of certain obligations of RBC, no Borrower shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

11.02    Indebtedness.

No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other Indebtedness other than the Loans, except that a Borrower may (a) borrow money from a Person other than Lender on an unsecured and subordinated basis so long as a subordination agreement in favor of Lender and in form and substance satisfactory to Lender is executed and delivered to Lender prior to any borrowing of money by such Borrower; (b) incur Hedging Obligations in favor of Lender; (c) maintain its present Indebtedness listed on Schedule 9.14 hereto; (d) incur unsecured indebtedness to trade creditors in the ordinary course of business; (e) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to Section 12.03 hereof; (f) incur operating lease obligations; (g) incur indebtedness to an insurance premium financer; and (h) incur unsecured indebtedness owing to Great Western Malting Company, Canada Malting Company, Hop Union LLC, S.S. Steiner, Inc., or additional contractors that the Borrowers may engage in the future, from time to time for the purchase of hops and malt payable in installments, without interest, as provided in the respective supply agreement.

11.03    Liens.

No Borrower shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

11.04    Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

No Borrower shall (a) enter into any merger or consolidation; (b) change the state of such Borrower’s organization or enter into any transaction which has the effect of changing such Borrower’s state of organization; (c) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business; (d) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (e) enter into any other transaction outside the ordinary course of such Borrower’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest other than pursuant to rights related to employment agreements and/or employee equity plans and the like, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than pursuant to employment agreements and/or employee equity plans and the like.  No Borrower shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.  Notwithstanding anything to the contrary in this Agreement, a Borrower may divest itself of United Breweries International Limited (UK).

11.05    Dividends and Distributions.

No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity).

11.06    Investments; Loans.

No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than (a) direct obligations of the United States, (b) Hedging Agreements with Lender, and (c) obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall any Borrower lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and loans to employees to the extent such loans to employees do not exceed $10,000 in the aggregate outstanding for all Persons at any one time.

11.07    Fundamental Changes, Line of Business.

No Borrower shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from such Borrower’s current business unless (a) such actions would not have a Material Adverse Effect; (b) such actions would not affect the obligations of such Borrower to Lender; (c) such actions would not affect the interpretation of any of the terms of the Loan Documents and (d) Lender has received ten (10) days prior written notice of such amendment or change.

11.08    Equipment.

No Borrower shall (a) permit any Equipment to become a Fixture to real property unless such real property is owned by such Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms reasonably acceptable to Lender, or (b) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

11.09    Affiliate Transactions.

Except as set forth on Schedule 9.09 hereto and in the ordinary course of business, no Borrower shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate; provided, however, that no Borrower shall make any distribution to any Affiliate.

11.10    Settling of Accounts.

No Borrower shall settle or adjust any Account identified by such Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Lender, provided, that following the occurrence and during the continuance of an Event of Default, no Borrower shall settle or adjust any Account without the consent of Lender.

11.11    Reserved.

11.12    ERISA.

Except as disclosed to the Lender in writing prior to the date hereof, neither any Borrower nor any ERISA Affiliate will (a) adopt, create, assume or become a party to any Pension Plan, (b) incur any obligation to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

11.13    Subordinated Debt.

No Borrower shall, nor shall any Borrower permit any Subsidiary to make: (i) any payment of principal of any of the Subordinated Debt; (ii) any payment of interest on any of the Subordinated Debt, if a Default or an Event of Default then exists hereunder or would result from such payment; (iii) any payment of the principal or interest due on the Subordinated Debt as a result of acceleration thereunder or a mandatory prepayment thereunder; (iv) any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Debt other than an extension of the maturity date thereunder; or (v) payment of principal or interest on the Subordinated Debt other than when due (without giving effect to any acceleration of maturity or mandatory prepayment) and expressly permitted under the terms of the Subordination Agreement.

12.         FINANCIAL COVENANTS.

Each Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

12.01    Tangible Net Worth.

Borrowers shall not permit Tangible Net Worth at any time during each period set forth below to be less than the corresponding amount for such period set forth below:

Period	Minimum Tangible Net Worth

The date of this Agreement through December 31, 2011	$6,181,400

January 1, 2012 and thereafter
$6,181,400 plus seventy-five percent (75%) of Borrowers' net income (without reduction for any net loss) for the period beginning with December 31, 2011 Fiscal Year end on a pro-rata basis and all subsequent fiscal years thereafter, adjusted annually as of the first day of each fiscal year

12.02    Fixed Charge Coverage.

Borrowers shall not permit Fixed Charge Coverage as of each date set forth below to be less than the corresponding ratio for such date set forth below. The first test of the Fixed Charge Coverage Ratio will be for the trailing three month period ending June 30, 2011, the second test will be for the trailing four month period ending July 31, 2011, the third test will be for the trailing five month period ending August 30, 2011, the fourth test will be for the trailing six month period ending September 30, 2011, the fifth test will be for the trailing seven month period ending October 31, 2011, the sixth test will be for the trailing eight month period ending November 30, 2011, the seventh test will be for the trailing nine month period ending December 31, 2011, the eighth test will be for the trailing ten month period ending January 31, 2012, the ninth test will be for the trailing eleven month period ending February 29, 2012, the tenth test will be for the trailing twelve month period ending March 31, 2012, and thereafter as of the end of each month on a trailing twelve months.

Date	Ratio

June 30, 2011 through June 30, 2013	1:05 to 1.00
July 1, 2013 through June 30, 2015	1:10 to 1.00
July 1, 2015 through June 23, 2016	1:15 to 1.00

13.         DEFAULT AND REMEDIES.

13.01    Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by a Borrower hereunder:

(a)           Payment.  The failure of any Loan Party to pay when due, declared due, or demanded by Lender, any of the Obligations; or

(b)           Breach of Loan Documents.  The failure of any Loan Party to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Loan Party under any of the Loan Documents; provided that any such failure by a Borrower under Sections 10.02(a), (d), (e), (f), 10.03, 10.08 and 10.09 of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof and provided further that any such failure by a Borrower under Section 11.03 of this Agreement shall not constitute an Event of Default hereunder until the tenth (10th) day following the occurrence thereof, provided that this cure period shall only apply if, and only if, the Lien constituting the breach under Section 11.03 does not have priority over the Lien of Lender; or

(c)           Breaches of Other Obligations.  The failure of any Loan Party to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Loan Party under any other agreement with any Person if such failure could reasonably be expected to have a Material Adverse Effect; or

(d)           Breach of Representations and Warranties.  The making or furnishing by any Loan Party to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with the Loan Documents or in connection with any other agreement between such Loan Party and Lender, which is untrue or misleading in any material respect as of the date made; or

(e)           Loss of Collateral.  The uninsured loss, theft, damage or destruction of any Collateral in an amount in excess of $100,000 in the aggregate for all such events during any year as determined by Lender in its sole discretion; or

(f)           Dispositions of Collateral.  Except as permitted by this Agreement, the sale, lease, or furnishing under a contract of service of, any of the Collateral with a book value (without consideration of depreciation) of more than $250,000; or

(g)           Levy, Seizure or Attachment.  The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral; or

(h)           Bankruptcy or Similar Proceedings.  The commencement of any proceedings in bankruptcy by or against any Loan Party or for the liquidation or reorganization of any Loan Party, or alleging that such Loan Party is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Loan Party’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Loan Party; provided that if any such proceeding is initiated against a Loan Party the proceeding is not dismissed within sixty (60) days; or

(i)           Appointment of Receiver.  The appointment of a receiver or trustee for any Loan Party, for any of the Collateral or for any substantial part of any Loan Party’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Loan Party which is a corporation, limited liability company or a partnership; or

(j)            Judgment.  The entry of any judgments or orders aggregating in excess of $100,000 against any Loan Party which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution; or

(k)           Death or Dissolution of Loan Party.  The death of any Loan Party who is a natural Person, or of any general partner who is a natural Person of any Loan Party which is a partnership, or any member who is a natural Person of any Loan Party which is a limited liability company or the dissolution of any Loan Party which is a partnership, limited liability company, corporation or other entity; or

(l)            Default or Revocation of Guaranty.  The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Obligations or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Obligations; or

(m)          Criminal Proceedings.  The institution in any court of a criminal proceeding against any Loan Party which would have a Material Adverse Effect, or the indictment of any Loan Party for any crime other than traffic and boating tickets and misdemeanors not punishable by jail terms; or

(n)          Change of Control.  A Change of Control shall occur; or

(o)           Material Adverse Change.  A Material Adverse Effect shall occur, as determined by Lender in its Permitted Discretion or the occurrence of any event which, in Lender’s sole judgment, could reasonably be expected to have a Material Adverse Effect;

(p)           Loan Documents and Security Interest.  A Borrower repudiates, revokes or attempts to revoke any Loan Document, a Borrower or third party denies or contests the validity or enforceability of any Loan Document or Obligations, or the perfection or priority of any Lien granted to Lender, revokes or attempts to revoke such agreement, a Borrower or third party denies or contests the validity enforceability of such agreement (other than Lender), or any Loan Document ceases to be in full force or effect for any reason (other than an express waiver or release in writing by Lender); or

(q)           Other Indebtedness.  Default shall be made by any Borrower (in its capacity as a Borrower, guarantor or otherwise) in any Indebtedness (other than the Loans), or if such Indebtedness shall be amended, restated, modified, substituted, extended and renewed without the prior written consent of Lender in each instance (other than the extension of the maturity date of the Subordinated Debt).

13.02    Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default described in Section 13.01(h) hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind.  Upon the occurrence of any other Event of Default, all Obligations may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.  Notwithstanding anything herein to the contrary, an Event of Default shall be deemed continuing until waived in writing by Lender.

(b)           Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in the Loan Documents and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.  In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, (i) suspend, terminate or limit any further loans or other extensions of credit under this Agreement and the other Loan Documents, and/or (ii) take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrowers’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Borrowers’ premises without cost to Lender.  At Lender’s request, each Borrower shall, at Borrowers’ expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and such Borrower.  Each Borrower recognizes that if a Borrower fails to perform, observe or discharge any of its Obligations under the Loan Documents, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.  Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and such Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that such Borrower is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made.  Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.  Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Obligations, and in such order of application, as Lender may from time to time elect.

(c)           Without limiting the rights of Lender under applicable law, Lender has a right of set-off, a lien against and a security interest in all property of each Borrower now or at any time in Lender’s or any affiliate of Lender’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account, as security for all Obligations.  At any time and from time to time following the occurrence of a Default or an Event of Default, or event which, with the passage of time, the giving of notice or both would become an Event of Default, Lender may without notice or demand, set-off and apply or cause to be set-off or otherwise applied any and all deposits at any time held and other indebtedness at any time owing by Lender or any affiliate of Lender to or for the credit of any one or more of the Borrowers against the Obligations.

(d)           Lender shall have the right, but not the obligation, to continue to extend the Revolving Loans during any continuing Event of Default without waiving such Event of Default or the default remedies of Lender and on such terms and conditions as Lender elects in its sole and absolute discretion.  Without limitation to any of its default rights and remedies, Lender may elect to continue to make the Revolving Loans with such a reduced Maximum Revolving Loan Limit and with such reductions in the percentages set forth in the definition of Borrowing Base as Lender determines to be in the interest of Lender.

(e)           In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the other Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default, or any event which with the giving of notice or the passage of time, or both, would become an Event of Default, Lender may, in its sole and absolute discretion, (i) withhold or cease making Loans or issuing Letters of Credit, (ii) commence accruing interest on the Loans at a rate up to the Default Rate, or (iii) decrease the Maximum Revolving Loan Limit and/or the rates of advance under the Borrowing Base.

14.         CONDITIONS PRECEDENT.

14.01    Conditions Precedent to Initial Loans.

The Lender’s obligation to fund the initial Loans, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a)           Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing delivery list attached hereto as Schedule 14.01-A in each case properly executed by the appropriate party and in form and substance reasonably satisfactory to the Lender;

(b)           Since March 31, 2011, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, as determined by Lender in its sole discretion;

(c)           Lender shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

(d)          As shown on Schedule 14.01-B, Lender shall have determined that immediately after giving effect to (i) the making of the initial Loans, including without limitation the Term Loans and the Revolving Loans, if any, requested to be made on the date hereof, (ii) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (iii) the payment of all fees due upon such date and (iv) the payment or reimbursement by Borrowers of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrowers have aggregate Excess Availability as of the date of this Agreement of not less than $1,000,000;

(e)           Lender shall have received an appraisal of all Equipment and machinery with values for both a net orderly liquidation valuation and net forced liquidation valuation in form and substance satisfactory to Lender and by an appraiser acceptable to Lender in Lender's sole discretion;

(f)           Lender shall have received an appraisal of the Real Property on a fair market valuation in form and substance satisfactory to Lender and by an appraiser acceptable to Lender in Lender's sole discretion; and

(g)          The Loan Parties shall have executed and delivered to Lender all such other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

14.02    Conditions Precedent to All Loans.

The Lender’s obligation to make each Loan or to cause the issuance of a Letter of Credit shall be subject to the further conditions precedent that:

(a)           the representations and warranties contained in Section 9 are correct on and as of the date of such Loan or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)           no event has occurred and is continuing, or would result from such Loan or issuance of a Letter of Credit which constitutes an Event of Default.

15.          JOINT AND SEVERAL LIABILITY.

(a)           Notwithstanding anything to the contrary contained herein, each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations and all agreements under this Agreement and the Loan Documents.  Each Borrower agrees that its guaranty of the Obligations hereunder constitutes a continuing guaranty of payment and not of collection, that such Obligations shall not be discharged until indefeasible payment in full in cash (or other immediately available funds) of all Obligations, and that such Obligations are absolute and unconditional, irrespective of, and will not be discharged, impaired, or affected by: (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations, this Agreement, or the other Loan Documents, or the power or authority or lack thereof of any other Borrower to incur its Obligations; (ii) the absence of any action to enforce this Agreement (including this Section 15) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) the payment in full of all of the Obligations at any time or from time to time, except indefeasible payment in full in cash (or other immediately available funds) of all Obligations; (vi) the existence or non-existence of any Borrower as a legal entity; (vii) any transfer by any Borrower of all or any part of any Collateral; (viii) any statute of limitations affecting the liability of any other Borrower hereunder or under any of the Loan Documents or the ability of Lender to enforce this Agreement or any provision of any Loan Document; (ix) any right of offset, counterclaim or defense of any Borrower, including those that have been waived by the Borrowers pursuant to this Section 15; (x) any election by Lender in an insolvency proceeding for the application of Section 1111(b)(2) of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”); (xi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (xii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (xiii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except indefeasible payment in full in cash (or other immediately available funds) of all Obligations.

(b)           Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrowers and the liens and security interests granted by Borrowers to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Lender and Borrowers agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)           Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Obligations and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine.  If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

(d)           Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to another Borrower’s Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by another Borrower and delivered to Lender; (ii) accept partial payments on a Borrower’s Obligations; (iii) take and hold security or collateral for the payment of another Borrower’s Obligations hereunder or for the payment of any guaranties of another Borrower’s Obligations or other liabilities of another Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers.  Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(e)           Each Borrower expressly waives: (i) all rights to revoke its guaranty pursuant to this Section 15 at any time; (ii) notice of the acceptance by Lender; (iii) notice of the existence, creation, payment, nonpayment, performance or nonperformance of all or any of the Obligations; (iv) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever with respect to the payment or performance of the Obligations or the amount thereof or any payment or performance by the Borrowers hereunder; (v) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder or any security for or guaranty of any of the foregoing; (vi) any right to direct or affect the manner or timing of Lender’s enforcement of its rights or remedies; (vii) any and all defenses that would otherwise arise upon the occurrence of any event or contingency described herein or upon the taking of any action by Lender permitted hereunder; (viii) any defense, right of set-off, claim or counterclaim whatsoever and any and all other rights, benefits, protections and other defenses available to such Borrower now or at any time hereafter, including under California Civil Code Sections 2787 to 2855, inclusive, and the California Code of Civil Procedure (“CCP”) Sections 580a, 580b, 580d or 726, and all successor sections, whether or not constituting applicable law; and (ix) all other principles or provisions of law, if any, that conflict with the terms of this Section 15, including the effect of any circumstances that may or might constitute a legal or equitable discharge of a guarantor or surety.

(f)           Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Borrower, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.

(g)           If Lender bids at any foreclosure or trustee’s sale or at any private sale, Lender may bid all or a portion of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 15, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

(h)           Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the CCP or otherwise.

 (i)           Nothing contained in this Section 15 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Lender shall have the right, at any time in its Permitted Discretion, to condition Revolving Loans and Letters of Credit upon a separate calculation of Borrowing Base for each Borrower and to restrict the disbursement and use of such Revolving Loans and Letters of Credit to such Borrower.

(l)            Each Borrower has requested that Lender make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of Borrowers’ credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lender, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Lender's willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers at Borrowers’ request.

(m)          Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim that such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including any property that is Collateral for the Obligations), however arising, until termination of this Agreement and repayment in full of the Obligations.

(n)           Any reference to California code sections in this Section 15 shall be deemed to include any equivalent code provisions under Illinois law.  Without limiting the applicability of the equivalent code provisions under Illinois law, the foregoing references to the CCP and the California Civil Code shall apply if, notwithstanding the provisions of Section 16, the laws of the State of California are applied to this Agreement or the other Loan Documents; provided, that the inclusion of such provisions does not affect or limit in any way the parties’ choice of Illinois law.

16.         GENERAL PROVISIONS.

16.01    Indemnification.

Each Borrower agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that no Borrower shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by such Borrower, be added to the Obligations of Borrowers and be secured by the Collateral.  The provisions of this Section 16.01 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

16.02    Notice.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, to the address, telefacsimile number, e-mail address or telephone number specified for Lender or Borrowers, as applicable, on Schedule 16.02.  Each Borrower agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender and such electronic communication shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by the Loan Documents.  All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

16.03    Governing Law; Construction; Forum Selection.

(a)           THE LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

(b)           To induce Lender to accept this Agreement, each Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THE LOAN DOCUMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS.  EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE.  EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH BORROWER BY LENDER IN ACCORDANCE WITH THIS SECTION.

16.04    Modification and Benefit of Agreement.

The Loan Documents may not be modified, altered or amended except by an agreement in writing signed by each Borrower or such other Person who is a party to such Loan Document and Lender.  No Borrower may sell, assign or transfer the Loan Documents or any portion thereof, including, without limitation, such Borrower’s rights, titles, interest, remedies, powers or duties hereunder and thereunder.  Each Borrower hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of the Loan Documents or of any portion thereof, or participations therein, including, without limitation, Lender’s rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition.

16.05    Headings of Subdivisions.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

16.06    Power of Attorney.

Each Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and paid in full and this Agreement is terminated.

16.07    Confidentiality.

Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to a Borrower which is (a) furnished by such Borrower to Lender (or to any affiliate of Lender); and (b) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to such Borrower may be distributed by Lender or such affiliate to Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, provided, that same is bound by confidentiality requirements similar to those set forth herein, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party.  In addition such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Obligations, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein.  Each Borrower and Lender further agrees that this provision shall survive the termination of this Agreement.  Notwithstanding the foregoing, each Borrower hereby consents to Lender publishing a tombstone or similar customary advertising material relating to the financing transaction contemplated by this Agreement.

16.08    Counterparts.

The Loan Documents and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

16.09    WAIVER OF JURY TRIAL; CALIFORNIA JUDICIAL REFERENCE; OTHER WAIVERS.

(a)           EACH BORROWER AND LENDER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR THERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(b)           IF ANY SUCH ACTION IS COMMENCED OR MAINTAINED IN ANY COURT IN THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 16.09(a) ABOVE IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:

(i)           WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (ii) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”) BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CCP OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING.  EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).

(ii)          THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D).  THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.

(iii)         THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES.  IF THE PARTIES DO NOT AGREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE).  A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(iv)         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COURT REPORTER.  SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, THE PARTIES WILL EQUALLY SHARE THE COST OF THE REFEREE AND THE COURT REPORTER AT TRIAL.

(v)         THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW.  THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL BE APPLICABLE TO THE REFERENCE PROCEEDING.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING.  THE REFEREE SHALL ISSUE A DECISION AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE.   PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE.  THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE.  THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.

(c)           Choice of Law Not Affected.  Neither the inclusion of this Section 16.09(a) nor any reference to California law contained herein shall be deemed to affect or limit in any way the parties’ choice of Illinois law.

(d)           Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(e)           Each Borrower hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to such Borrower, including any Deposit Account at Lender or such affiliate.

(f)           EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, LENDER SHALL PROVIDE SUCH BORROWER WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

(g)           Lender’s failure, at any time or times hereafter, to require strict performance by a Borrower of any provision of the Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  No delay on the part of Lender in the exercise of any right or remedy under any Loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy.  None of the undertakings, agreements, warranties, covenants and representations of each Borrower contained in the Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrowers specifying such suspension or waiver.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Borrowers:

MENDOCINO BREWING COMPANY, INC., a California corporation

By:	/s/ Mahadevan Narayana
Name:	Mahadevan Narayana
Title:	Chief Financial Officer

RELETA BREWING COMPANY LLC, a Delaware limited liability company

By:	/s/ Mahadevan Narayana
Name:	Mahadevan Narayana
Title:	Chief Financial Officer

Lender:

COLE TAYLOR BANK,
an Illinois banking corporation

By:	/s/ Jeffrey Seiden
Name:	Jeffrey Seiden
Title:	Senior Vice President

Signature Page to Credit and Security Agreement

SCHEDULE 1.01-A

APPLICABLE MARGINS

	Prime Rate Margin	LIBOR Rate Margin

Revolving Loans	1.00%	3.50%

Machinery & Equipment Term Loan	1.50%	4.25%

Real Estate Term Loan	2.00%	4.75%

Capital Expenditure Term Loan	1.50%	4.25%